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                              ORACLE PARTNERNETWORK
          APPLICATION SPECIFIC FULL USE PROGRAM DISTRIBUTION AGREEMENT


This Application Specific Full Use Program Distribution Agreement ("agreement") includes the terms and definitions set out below and any orders you submit. This agreement and any orders submitted under this agreement are not effective until accepted by Oracle. If accepted, Oracle will notify you and the terms of this agreement will govern.


Definitions
"You" and "your" refer to the individual or entity that has entered into this agreement with Oracle Corporation ("Oracle") to distribute Oracle's programs with the application package. The term "programs" refers to the application specific full use versions of the Oracle software products which you order from Oracle for development, trial, or demonstration purposes as provided below, and for distribution to an end user under this agreement, including program documentation and any program updates acquired through technical support. The term "programs" does not include any Oracle E-Business Suite programs. The term "technical support" consists of Software Updates, Product Support, and/or other annual technical support services you may have ordered. The term "services" refers to technical support (excluding any program updates acquired through technical support), online, or other services which you have ordered. The term "distribution rights" refers to the right to duplicate the programs you obtain from Oracle to distribute to an end user with the application package under the terms of this agreement. The term "end user" refers to a third party that is licensed to use the application package with the programs for its own business operations subject to the terms of an end user license agreement as further provided for in this agreement. The term "application program" refers to an application program developed by you, which complies with the following requirements: (a) the application program must be commercially available and must be included in your standard product catalog or price list; (b) the application program must be accompanied by end user documentation; and (c) the application program must be commercially available to multiple end users and must not be intended for the exclusive use of a specific end user or groups of end users. The term "application package" refers to your application program, described in the application package registration form, coupled with the programs and distributed to an end user. The term "application specific" refers to the programs that are limited to use in conjunction with your application program and that cannot be modified for use with any third party application. The term "end user license agreement" refers to a legally binding written agreement (a) granting an end user the right to use the programs, (b) which is compliant with the terms of this agreement, and (c) which becomes effective upon the execution of an ordering document between you and an end user. The term "OPN" refers to the Oracle PartnerNetwork, which is Oracle's partner program that provides access to specified Oracle services, tools and resources. You can access the OPN at http://partner.oracle.com.


Distribution Rights
You must be a member of the OPN in order to distribute programs. Oracle grants you a nonexclusive, nontransferable right to duplicate the programs you order from Oracle under this agreement and a nonexclusive right to distribute such programs to end users pursuant to an end user's order to you as part of the application package. Prior to distributing programs, you must obtain an order from the end user for the programs ordered, which order and programs shall be subject to a valid end user license agreement. You may distribute only the programs for which you have previously acquired a supported development license. Each distributed program must be used only for the business operations of the end user and must be used only in conjunction with the application package. Each distributed program shall be subject to the terms of this agreement and the terms provided in the end user license agreement. Program documentation for the programs you order and distribute is either shipped with the programs, or the documentation may be accessed online at http://docs.oracle.com.


Development Licenses
You may order development licenses for the programs pursuant to which Oracle grants you a nonexclusive, nontransferable license to use the programs (a) to develop or prototype the application package, and (b) to provide training for the application package to your employees and end users that have licensed the application package. Such development activities may include creating modifications to customize programs for the end user's requirements, but only within the scope defined in the application package registration form. Development licenses may not be used to create additional functionality or applications not described in the registration form.

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Trial Licenses
Oracle grants you a nonexclusive license for you and your distributors to distribute to end users a combined total of 50 trial licenses at any one time for the end users' own internal evaluation purposes (and not for development, prototype, training or technical support purposes). Trial licenses shall be for 30 days and shall be subject to the terms of this agreement and the terms provided in the ordering document. If your end users want to use programs for which they have obtained a trial license for more than 30 days, they must obtain an appropriate license and pay the appropriate fees; you must pay Oracle a fee for any trial licenses that you distribute that extend for more than 30 days. Programs licensed for trial purposes are provided "as is" and Oracle does not provide technical support or any warranties for these programs.

Demonstration Licenses
You may order demonstration licenses for the programs pursuant to which Oracle grants you a nonexclusive, nontransferable (except with respect to your distributors as provided in this agreement) license for you and your distributors to use the programs to (a) demonstrate the programs to potential end users solely in connection with the application package, (b) prototype the application package, and (c) provide training for the application package to your employees. Demonstration licenses shall be subject to the terms of this agreement and the terms provided in the ordering document.

Distributors
You may appoint distributors to distribute the programs as provided under the terms of this agreement. Distributors have no right to make copies of the programs and shall obtain all programs from you. Each distributor must be subject to a legally binding written agreement between you and the distributor that (a) allows the distributor to distribute the application package to end users and (b) contains or incorporates provisions which are equivalent to the terms of this agreement. In addition, the agreement with your distributors shall require the distributors to distribute the programs subject to terms that are consistent with the terms of this agreement. You shall keep the appointment of each distributor (its name and address) and executed distributor agreements for Oracle to inspect upon request. You shall defend and indemnify Oracle from all claims and for all damages arising out of the activities of your distributors.

Ownership and Restrictions
Oracle retains all ownership and intellectual property rights to the programs and materials resulting from the services. You and each end user may make a sufficient number of copies of each program for the licensed use and one copy of each program media; you and each end user must obtain Oracle's prior written approval to make additional copies. You may permit your agents and contractors to use the programs for the demonstration and development purposes set forth herein, subject to the terms of this agreement.

You may not:
o duplicate and/or distribute the programs unless coupled with the application package;
o use the programs for your own business operations except as provided in this agreement;
o remove or modify any program markings or any notice of Oracle's proprietary rights;
o rent, lease, timeshare, or act as a service bureau, or provide subscription services for the programs, or permit your end users to do so (unless such access is expressly permitted for the specific program license the end user has acquired), or distribute the programs in any manner except as provided under this agreement;
o use the programs to provide third party training on the content and/or functionality of the programs, except for training for your employees and end users who have licensed the application package as provided in this agreement;
o cause or permit reverse engineering (unless required by law for interoperability), disassembly, or decompilation of the programs;
o disclose results of any program benchmark tests without Oracle's prior written consent;
o engage in any deceptive or misleading practices that may be detrimental to Oracle or to the programs; or
o permit your end users to use the programs other than solely in conjunction with the application package.


"Open Source" software - software available without charge for use, modification and distribution - is often licensed under terms that require the user to make the user's modifications to the Open Source software or any software that the user `combines' with the Open Source software freely available in source code form. If you use Open Source software in conjunction with the programs, you must ensure that your use does not: (i) create, or purport to create, obligations of Oracle with respect to the programs; or (ii) grant, or purport to grant, to any third party any rights to or immunities under Oracle's intellectual property or proprietary rights in the programs. For example, you may not develop a software program using a program and an Open Source program where such use results in a program file(s) that contains code from both the program and the Open Source program (including without limitation


                                                                    Page 2 of 11


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libraries) if the Open Source program is licensed under a license that requires any "modifications" be made freely available. You also may not combine the programs with programs licensed under the GNU General Public License ("GPL") in any manner that could cause, or could be interpreted or asserted to cause, the programs or any modifications to the programs to become subject to the terms of the GPL.


Reporting
In connection with your distribution activities under this agreement, you shall submit monthly reports for programs distributed with the application package to Oracle or to any majority owned subsidiary of Oracle, whichever entity has executed this agreement, (both of which are referred to in this agreement as "Oracle group company") or to an Oracle Value Added Distributor ("Oracle VAD"). Monthly reports must be submitted directly to the entity to which you submitted your order for programs, and you must submit a monthly report even if you do not owe any fees to Oracle for a particular month. In each monthly report you shall provide the name and address of the end user; the name, including date or version, of the applicable end user license agreement and any amendments thereto and documents attached that together with the end user license agreement form the complete end user license agreement; the name, including date or version, of your agreement with Oracle under which the programs are being distributed; the location to which the programs will be shipped and the ship date; the total number of processors on which the programs are installed and/or running; the names of the programs licensed, applicable license metrics and quantity; the term designations (for term licenses); the number of trial licenses, if any; and the total license, technical support, and other services fees payable to the applicable Oracle group company for that month. Your order must be complete when submitted to Oracle and may not (a) require any concessions (including requiring Oracle to perform any obligations or to incur any liability not set forth in your order to Oracle) or (b) be changed after it is submitted to Oracle.

Upon request, you will provide Oracle with a copy of the end user license agreement and any ordering documents or purchase agreements between you and the end user related to the order, with any information reasonably deemed confidential or proprietary removed as the information set forth in such end user license agreement will not be considered confidential information. At a minimum you must provide information related to the programs, including but not limited to, the end user's name, the programs distributed, the number of users, the license levels, the license grant to the end user, any definitions related to licensing metrics, the date of the order, and any other information reasonably requested by Oracle.

Where (i) the acquisition of programs and/or technical support is financed or leased, or (ii) the end user license agreement or order refers to any payments other than net 30 day payment terms, then you will comply with Oracle's financing and leasing policies which can be accessed at http://partner.oracle.com (you must log in, select the Home tab, and select the Manage Your Membership portlet) by ensuring that the end user and any funder have received those policies, and where applicable, have acknowledged that they will comply with those policies.


License Agreement
It is your responsibility to ensure that any distribution of the programs to an end user is subject to a legally binding end user license agreement for the programs and/or services that you distribute to the end user. The end user license agreement must, at a minimum: (1) restrict use of the programs to the scope of the application package and to the business operations of the end user;
(2) prohibit (a) the end user from assigning, giving, or transferring the programs and/or any services ordered or an interest in them to another individual or entity (and if your end user grants a security interest in the programs and/or any services, the secured party has no right to use or transfer the programs and/or any services); (b) timesharing, service bureau, subscription service, or rental use of the programs; and (c) title to the programs from passing to the end user or any other party; (3) prohibit the reverse engineering (unless required by law for interoperability), disassembly or decompilation of the programs and prohibit duplication of the programs except for a sufficient number of copies of each program for the end user's licensed use and one copy of each program media; (4) disclaim, to the extent permitted by applicable law, Oracle's liability for any damages, whether direct, indirect, incidental, or consequential, arising from the use of the programs; (5) require the end user, at the termination of the agreement, to discontinue use and destroy or return to you all copies of the programs and documentation; (6) prohibit publication of any results of benchmark tests run on the programs; (7) require the end user to comply fully with all relevant export laws and regulations of the United States and other applicable export and import laws to assure that neither the programs, nor any direct product thereof, are exported, directly or indirectly, in violation of applicable laws; (8) not require Oracle to perform any obligations or incur any liability not previously agreed to between you and Oracle; (9) permit you to audit your end user's use of the programs and report such use to Oracle or to assign your right to audit the end user's use of the programs to Oracle; (10) designate Oracle as a third party beneficiary of the end user license agreement; and (11) exclude the application of the Uniform Computer Information Transactions Act. You may allow your end users to permit agents or contractors to use the programs on their behalf for the purposes set forth in the end user license agreement, subject to the terms of such agreement. You shall be financially responsible for all claims and damages to Oracle caused


                                                                    Page 3 of 11


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by your failure to include the required contractual terms set forth above in each end user license agreement between you and an end user. Oracle is a third party beneficiary of any end user license agreement between you and the end user, but does not assume any of your obligations thereunder, and you agree that you will not enter into any end user license agreement that excludes Oracle as a third party beneficiary and will inform your end users of Oracle's rights.

You agree to inform Oracle promptly if you are aware of any breach of an end user license agreement. You agree to enforce the terms of an end user license agreement between you and an end user if Oracle requests you to do so to protect its interest, or, at Oracle's request, to assign to Oracle or its designee the right to enforce such agreement.

Warranties, Disclaimers and Exclusive Remedies Oracle warrants that programs will substantially operate as described in the applicable program documentation for one year after Oracle delivers them to you. Oracle also warrants that services ordered will be provided in a manner consistent with industry standards, and this warranty is valid for a period of 90 days from performance of the service.

ORACLE DOES NOT GUARANTEE THAT THE PROGRAMS WILL PERFORM ERROR-FREE OR UNINTERRUPTED, OR THAT ORACLE WILL CORRECT ALL PROGRAM ERRORS. TO THE EXTENT PERMITTED BY LAW, THESE WARRANTIES ARE EXCLUSIVE AND THERE ARE NO OTHER EXPRESS OR IMPLIED WARRANTIES OR CONDITIONS, INCLUDING WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

FOR ANY BREACH OF THE WARRANTIES, YOUR EXCLUSIVE REMEDY, AND ORACLE'S ENTIRE LIABILITY, SHALL BE: (A) THE CORRECTION OF PROGRAM ERRORS THAT CAUSE BREACH OF THE WARRANTY, OR IF ORACLE CANNOT SUBSTANTIALLY CORRECT A BREACH IN A COMMERCIALLY REASONABLE MANNER, YOU MAY END YOUR PROGRAM LICENSE AND RECOVER THE FEES PAID TO ORACLE FOR THE PROGRAM LICENSE AND ANY UNUSED, PREPAID TECHNICAL SUPPORT FEES YOU HAVE PAID FOR THE PROGRAM LICENSE; OR (B) THE REPERFORMANCE OF THE SERVICES, OR IF ORACLE CANNOT SUBSTANTIALLY CORRECT A BREACH IN A COMMERCIALLY REASONABLE MANNER, YOU MAY END THE RELEVANT SERVICES AND RECOVER THE FEES PAID TO ORACLE FOR THE RELEVANT SERVICES.

Trial Programs Included With Demonstration and Development License Orders
Oracle may include additional programs with an order for demonstration and development licenses which you may use for trial, non-production purposes only. You have 30 days from the delivery date to evaluate these programs. If you decide to use any of these programs after the 30 day trial period, you must obtain a license for each program from Oracle. If you decide not to obtain a license for any programs after the 30 day trial period, you must cease using and must delete the applicable programs from your computer system. Programs licensed for trial purposes are provided "as is" and Oracle does not provide technical support or offer any warranties for these programs.

Indemnification
If someone makes a claim against you or an end user that any program infringes their intellectual property rights, Oracle will indemnify you and the end user if you do the following:
o notify the General Counsel, Legal Department, promptly in writing, not later than 30 days after you receive notice of the claim, or sooner if required by applicable law;
o   give Oracle sole control of the defense and any settlement negotiations; and
o give Oracle the information, authority, and assistance Oracle needs to defend against or settle the claim.

If Oracle believes that any of the programs may have violated someone else's intellectual property rights, Oracle may choose to either modify the programs to be non-infringing or obtain a license to allow for continued use, or if these alternatives are not commercially reasonable, Oracle may end the license for the applicable program and refund any fees you may have paid for it. Oracle will not indemnify you or an end user if you or an end user alter a program outside the scope of use identified in the user documentation or if you or an end user use a version of the program which has been superseded, if the infringement claim could have been avoided by using an unaltered current version of the program. Oracle will not indemnify you to the extent an infringment claim is based on a program not provided by Oracle. Oracle will not indemnify you or an end user to the extent that an infringement claim is based on the combination of programs with any products or services not provided by Oracle. This section provides your exclusive remedy for any infringement claims or damages.


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If someone makes a claim against Oracle that a program, when used in combination with any product or services provided by you, infringes their intellectual property rights, and such claim would have been avoided by the exclusive use of the program, you will indemnify Oracle.


Technical Support
You may order technical support for development licenses and demonstration licenses. If ordered, technical support is provided under Oracle's technical support policies in effect at the time the services are provided. The technical support policies, incorporated in this agreement, are subject to change and may contain additional terms, and you should review the policies prior to ordering such technical support. You may access the latest version of the Oracle technical support policies at http://www.oracle.com/support/index.html?policies.html. Subject to Oracle's technical support policies, and upon payment of the applicable annual fees for technical support as set forth in the Fees and Taxes section, you shall have the right to use Oracle's technical support services acquired for your supported development licenses to provide technical support to end users, provided that you continually maintain technical support for your development licenses.


Oracle reserves the right to desupport its programs. Desupport notices, which are posted at Oracle's customer support web site, MetaLink (or Oracle's then current customer support web site), contain desupport dates, information about availability of Extended Assistance Support and Extended Maintenance Support and information about migration paths for certain features. The desupport notices are subject to change; Oracle will provide updated desupport notices on MetaLink (or Oracle's then current customer support web site) as necessary.


You or your distributor will be responsible for any assistance needed to install the application package at end user sites. You are responsible for providing all technical support, training and consultations to distributors and end users. Questions Oracle receives from end users will be referred to you. Subject to the requirements in the first paragraph of this section, provided that you continually maintain technical support for your development licenses, you shall have the right to use Oracle's technical support services acquired for your supported development licenses to provide technical support to end users.


In conjunction with your annual payment of technical support fees, you will submit a report providing the name and address of each end user who contracted for or obtained technical support from you, and for each end user, the term of the technical support that is covered by the payment.


GENERAL

Term and End of Agreement
This agreement shall begin on the date specified in Oracle's acceptance confirmation and continue in effect for the same period of time as your Oracle PartnerNetwork Agreement ("OPN agreement"). This agreement will terminate if you do not keep your OPN membership current. Each year, in order to keep distributing the programs, when you apply to renew your OPN agreement, you must execute the then current version of Oracle's distribution agreement and the agreement will be subject to acceptance by Oracle, and Oracle may require you to complete certain training and assessment requirements to Oracle's satisfaction. If you breach the terms of this agreement and fail to correct the breach within 30 days after Oracle notifies you in writing, Oracle may end this agreement and your use of programs, access to technical support and other services ordered as well as the OPN agreement and your membership in the OPN; provided however, that if the breach is of a nature which cannot be corrected then Oracle may end this agreement immediately. If Oracle ends this agreement as specified in the preceding sentence, you must pay within 30 days all amounts which have accrued prior to the end of this agreement, as well as sums remaining unpaid for programs and/or services ordered or received under this agreement. You agree that if you are in default under this agreement, you may not use the programs and/or services ordered. The end users' rights to use the programs properly distributed by you under this agreement shall survive termination of this agreement, unless such rights are otherwise terminated in accordance with the applicable license agreement. The parties' rights and obligations that by their nature are continuing shall survive, including but not limited to those set forth in the section entitled "Ethical Business Practices."


Fees and Taxes
You may place an order for programs and/or services with the Oracle group company that has executed this agreement or an Oracle VAD. You agree to pay the applicable Oracle group company or Oracle VAD a fee for each order placed for programs and/or services under this agreement, as specified in the ordering document, and for each program license distributed. Fees for programs and/or services will be paid directly to the entity to which you submit the relevant orders and monthly reports. You will not be relieved of your obligation to pay any fees owed to Oracle by the nonpayment of such fees by your end user. Oracle VADs and


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partners are free to determine the fees charged to end users for program licenses and technical support. Fees payable to the applicable Oracle group company for programs distributed to end users with the application package will be equal to 40% of the applicable license fee for each program based on the Oracle global price list in effect at the time you issue a quote. To access the Oracle global price list, you must log into the OPN web site at http://partner.oracle.com (you must log in, select the Home tab, and select the Manage Your Membership portlet). It is your responsibility to access the Oracle global price list to obtain current information. If Oracle's global price list changes after you issue a valid written quote for program licenses to an end user, for 90 days after the date you submit the quote to the end user, the fee applicable to the programs identified in the quote shall be based on the global price list in effect on the date you submit the quote.


With regard to fees for technical support provided for perpetual licenses, (A) you agree to pay the applicable Oracle group company a technical support fee in an amount equal to (1) 19% of cumulative net license fees for programs other than the Collaboration products for every year end users contract for or obtain support from you for the application package package (15% for those end users to whom you provide only Software Updates), and (2) 21.5 % of cumulative net license fees for the Collaboration products for every year end users contract for or obtain support from you for the application package (15% for those end users to whom you provide only Software Updates), such fees due and payable annually in arrears net 30 days from December 31, or (B) you agree to pay an Oracle VAD as you may mutually agree. With regard to technical support provided for 4 year term licenses, (1) you agree to pay the applicable Oracle group company a technical support fee in an amount equal to (a) 32% of cumulative net license fees for programs other than the Collaboration products for every year end users contract for or obtain support from you for the application package (25% for those end users to whom you provide only Software Updates), and (b) 36 % of cumulative net license fees for the Collaboration products for every year end users contract for or obtain support from you for the application package (25% for those end users to whom you provide only Software Updates), such fees due and payable annually in arrears net 30 days from December 31, or (2) you agree to pay an Oracle VAD as you may mutually agree. With regard to technical support provided for 2 year term licenses, (aa) you agree to pay the applicable Oracle group company a technical support fee in an amount equal to (a) 55% of cumulative net license fees for programs other than the Collaboration products for every year end users contract for or obtain support from you for the application package (43% for those end users to whom you provide only Software Updates), and (b) 61 % of cumulative net license fees for the Collaboration products for every year end users contract for or obtain support from you for the application package (43% for those end users to whom you provide only Software Updates), such fees due and payable annually in arrears net 30 days from December 31, or (bb) you agree to pay an Oracle VAD as you may mutually agree. With regard to technical support provided for 1 year term licenses, (i) you agree to pay the applicable Oracle group company a technical support fee in an amount equal to (a) 95% of cumulative net license fees for programs other than the Collaboration products for every year end users contract for or obtain support from you for the application package (75% for those end users to whom you provide only Software Updates), and (b) 107 % of cumulative net license fees for the Collaboration products for every year end users contract for or obtain support from you for the application package (75% for those end users to whom you provide only Software Updates), such fees due and payable annually in arrears net 30 days from December 31, or (ii) you agree to pay an Oracle VAD as you may mutually agree. Fees due to Oracle for technical support as specified above shall accrue as of the date you ship the application package. If the end user does not continuously maintain technical support for the application package, you will be required to pay reinstatement fees to Oracle in accordance with Oracle's current technical support policies if the end user wants to reinstate technical support.


If you submit a purchase order to Oracle, fees payable under such purchase order are due within 30 days of the date of the purchase order. Except as provided herein, all fees payable to the applicable Oracle group company are due within 20 days of the last day of the month in which the application package is delivered to the end user, and all applicable fees payable to the applicable Oracle group company for demonstration licenses and development licenses you order are due within 30 days from the invoice date. You also agree to pay any sales, value-added or other similar taxes imposed by applicable law which the applicable Oracle group company must pay based on the programs or services you ordered. Oracle reserves the right to check your credit rating periodically during the term of this agreement and to modify these payment terms in the event that there is a material change in your credit rating. Fees listed in this agreement are exclusive of value added tax and/or similar sales taxes. Such taxes shall be charged at the appropriate rate by the applicable Oracle group company in addition to its stated fees and shall be shown separately on the relevant invoice. Payments shall be in U.S. dollars or in the local currency designated by the applicable Oracle group company or Oracle VAD. Upon your submission of an order to the applicable Oracle group company, this payment obligation is non-cancelable, and the sum paid is nonrefundable, is not subject to set-off for any reason, and is not subject to the completion or occurrence of any event after the date your order is submitted to Oracle.

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Nondisclosure
By virtue of this agreement, the parties may have access to information that is confidential to one another ("confidential information"). Confidential information shall be limited to the terms and pricing under this agreement, and all information clearly identified as confidential.


A party's confidential information shall not include information that: (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction on the disclosure; or (d) is independently developed by the other party.

The parties agree to hold each other's confidential information in confidence for a period of three years from the date of disclosure. The parties agree, unless required by law, not to make each other's confidential information available in any form to any third party for any purpose other than the implementation of this agreement. Each party agrees to take all reasonable steps to ensure that confidential information is not disclosed or distributed by its employees or agents in violation of the terms of this agreement. Nothing shall prevent either party from disclosing the terms or pricing under this agreement or orders submitted under this agreement in any legal proceeding arising from or in connection with the terms of this agreement.


Trademarks and Copyrights
You are authorized to use Oracle's trademarks and service marks (the "Oracle trademarks") to refer to the associated Oracle products and services. Your use of the Oracle trademarks shall comply with Oracle's trademark usage guidelines in effect from time to time, and all goodwill based upon use of the Oracle trademarks shall inure to Oracle's benefit. Oracle's trademark usage guidelines, incorporated in this agreement, are subject to change. You may access Oracle's trademark usage guidelines at http://partner.oracle.com (you must log in, select the Home tab, and select the Manage Your Membership portlet). You agree not to use Oracle trademarks (including "ORACLE") or potentially confusing variations (including "ORA") as a part of your product name(s), service name(s), company name, or domain name(s). In marketing, promoting, or licensing the programs, you agree to make it clear that Oracle is the source of the programs. You shall include on all copies of the programs used or distributed by you:


         A. A reproduction of Oracle's copyright notice; or
         B. A copyright notice indicating that the copyright is vested in you containing the following:
                  1. A "c" in a circle and the word "copyright";
                  2. Your name;
                  3. The date of copyright; and
                  4. The words "All rights reserved."


Such notices shall be placed on the documentation, the sign-on screen for any software incorporating the programs, and the diskette or tape labels.


Relationships between Parties
In all matters relating to this agreement, you will act as an independent contractor. This agreement does not create a partnership, joint venture, agency, employee/employer relationship, or franchisee/franchisor relationship between the parties. Neither party will represent that it has any authority to assume or create any obligation, express or implied, on behalf of the other party, nor to represent the other party as agent, employee, franchisee, or in any other capacity. Nothing in this agreement shall be construed to limit either party's right to independently develop or distribute software that is functionally similar to the other party's product, so long as proprietary information of the other party is not included in such software.


Privacy
To the extent this agreement provides Oracle the right to audit or review documents that may have information concerning your end users, or to the extent that you provide Oracle with personal information relating to any employees who are identified as contact persons or otherwise identified under this agreement, you agree to have provided all relevant notices to such persons or obtained any consents required to enable you to share this information with Oracle. Oracle will only use the information in manners consistent with those specified in this agreement, required to accomplish its purposes, or otherwise stated at the time Oracle collects such information. Any data provided may be maintained by Oracle in data centers in the United States and may be accessible by Oracle's global personnel as required for business purposes.

URLs
It is your responsibility to regularly monitor all applicable URLs referenced in this agreement. You confirm that you have access to the Internet and confirm that prior to entering into this agreement you have read the policies on the websites referenced above and agree to the terms and conditions set out in those policies. You undertake that you will visit the websites referenced above on a regular basis so that you are aware of any amendments Oracle may make to those policies from time to time.


U.S. Government Licenses
If you distribute a license to the United States government, the programs, including documentation, shall be considered commercial computer software and you will place a legend, in addition to applicable copyright notices, on the documentation, and on the media label, substantially similar to the following:
         NOTICE OF RESTRICTED RIGHTS
"Programs delivered subject to the DOD FAR Supplement are `commercial computer software' and use, duplication, and disclosure of the programs, including documentation, shall be subject to the licensing restrictions set forth in the applicable Oracle license agreement. Otherwise, programs delivered subject to the Federal Acquisition Regulations are `restricted computer software' and use, duplication, and disclosure of the programs, including documentation, shall be subject to the restrictions in FAR 52.227-19, Commercial Computer Software-Restricted Rights (June 1987). Oracle Corporation, 500 Oracle Parkway, Redwood City, CA 94065."


Ethical Business Practices
You acknowledge and agree that you and your owners, directors, officers, employees or agents have not, and will not, make or promise payments of money or anything of value, directly or indirectly, to any government or public international organization officials, political parties, or candidates for political office, for the purpose of obtaining or retaining business or securing any improper advantage, or to any other person or entity if such payment would violate the laws of the country in which made or the laws of the United States. You agree that any violation of this section constitutes just cause for the immediate termination by Oracle of this agreement without any liability to you. You will also indemnify and hold Oracle and its parent company harmless from any claims, losses and liabilities resulting from any breach of any of your obligations under this section. The obligations under this section shall survive the termination or expiration of this agreement.


Entire Agreement
You agree that this agreement and the information which is expressly incorporated into this agreement (including reference to information contained in a URL), together with the applicable order, are the complete agreement for the programs and/or services ordered by you, and this agreement supersedes all prior or contemporaneous agreements or representations regarding such programs and services. If any term of this agreement is found to be invalid or unenforceable, the remaining provisions will remain effective. It is expressly agreed that the terms of this agreement and any Oracle ordering document shall supersede the terms in any purchase order or other non-Oracle ordering document and no terms included in any such purchase order or other non-Oracle ordering document shall apply to the programs and/or services ordered. This agreement may not be modified and the rights and restrictions may not be altered or waived except in a writing signed or accepted online through the Oracle Store by authorized representatives of you and of Oracle and any notice required under this agreement shall be provided to the other party in writing.


Limitation of Liability
NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, OR ANY LOSS OF PROFITS, REVENUE, DATA, OR DATA USE. ORACLE'S MAXIMUM LIABILITY FOR ANY DAMAGES UNDER THIS AGREEMENT AND YOUR ORDER OR MONTHLY REPORT, WHETHER IN CONTRACT OR TORT, SHALL BE LIMITED TO THE FEES YOU PAID ORACLE FOR THE DEFICIENT PROGRAM OR SERVICE UNDER THIS AGREEMENT AS SPECIFIED IN YOUR ORDER OR MONTHLY REPORT. IN NO EVENT SHALL ORACLE'S TOTAL LIABILITY ARISING IN CONNECTION WITH THIS AGREEMENT EXCEED THE TOTAL VALUE OF THE APPLICABLE ORDER OR MONTHLY REPORT.


Export
You agree that U.S. export control laws and other applicable export and import laws govern your use and distribution of the programs, including technical data; additional information can be found on Oracle's Global Trade Compliance web site located at http://www.oracle.com/products/export/index.html?content.html. You agree that neither the programs nor any direct product thereof will be exported, directly, or indirectly, in violation of these laws, or will be used for any purpose prohibited by these laws including, without limitation, nuclear, chemical, or biological weapons proliferation, or development of missile technology.

Other
This agreement is governed by the substantive and procedural laws of the State of California and you and Oracle agree to submit to the exclusive jurisdiction of, and venue in, the courts in San Francisco, San Mateo, or Santa Clara counties in California in any dispute arising out of or relating to this agreement.

You may not assign this agreement or give or transfer the programs and/or any services ordered or an interest in them to another individual or entity. If you grant a security interest in the programs and/or any services, the secured party has no right to use or transfer the programs and/or any services.

Except for actions for nonpayment or breach of Oracle's proprietary rights in the programs, no action, regardless of form, arising out of or relating to this agreement may be brought by either party more than two years after the cause of action has accrued.

You agree that the sales process that you use complies with applicable procurement regulations (if the end user is a government entity) and that you will keep accurate books and records in connection with the activities under this agreement. Upon 45 days written notice, Oracle may audit your use and distribution of the programs and your activities under this agreement. You agree to cooperate with Oracle's audit and provide reasonable assistance and access to information, including but not limited to relevant books, records, agreements, servers, technical personnel, and royalty reporting systems. You agree to pay within 30 days of written notification any underpaid fees. If you do not pay, Oracle can end your technical support, licenses and this agreement or may choose not to accept your application to renew this agreement at such time of renewal. Upon Oracle's reasonable request, you agree to audit end user(s) and report the findings to Oracle, or assign your right to audit end user(s) to Oracle.

If you have a dispute with Oracle or if you wish to provide a notice under the Indemnification section of this agreement, or if you become subject to insolvency proceedings, you will promptly send written notice to: Oracle Corporation, 500 Oracle Parkway, Redwood City, California, United States, 94065,
Attention: General Counsel, Legal Department.

The Uniform Computer Information Transactions Act does not apply to this agreement or any order or monthly report hereunder.

License Definitions and Rules
Your use and distribution of the programs is subject to the license definitions and rules, which are incorporated in this agreement, and which are available at http://partner.oracle.com (you must log in, select the Home tab, and select the Manage Your Membership portlet). These license definitions and rules are subject to change, and may contain additional terms regarding the licensing metrics and other rules applicable to the programs but do not modify the terms applicable to your right to distribute the programs.


The effective date of this Agreement shall be August 1, 2003.

PARTNER: SCT CORPORATION                        ORACLE CORPORATION

PARTNER ADDRESS:________________________
                    ____________________
PARTNER FAX NO.:________________________

By: /s/ Roy Zatcoff                         By:    /s/ Barbara D. Koenig
       -------------------------------             ----------------------------
Name:  Roy Zatcoff                          Name:  Barbara D. Koenig
Title: Executive VP                         Title: Sr. Contracts Manager

                                  AMENDMENT ONE
                                     to the
                              ORACLE PARTNERNETWORK
                      APPLICATION SPECIFIC FULL USE PROGRAM
                             DISTRIBUTION AGREEMENT
                                     between
                                 SCT CORPORATION
                                       AND
                               ORACLE CORPORATION

This document ("Amendment One") amends the Oracle PartnerNetwork Application Specific Full use Program Distribution Agreement between SCT Corporation ("You") and Oracle Corporation ("Oracle") and any and all amendments thereto (the "Agreement").

     1. Definitions: Delete the first sentence in this section and replace with the following: "You" and "your" refer to the company that has entered into this agreement with Oracle Corporation ("Oracle") to distribute Oracle's programs with the application package and your majority owned subsidiaries. You warrant that you have the authority to bind your majority owned subsidiaries to the terms of this agreement and any applicable ordering document and further warrant that you shall be responsible for a breach of such terms by your majority owned subsidiaries.

     2. Trial Licenses: In the second and third sentences of this section replace "30" with "90" (three replacements).

     3. License Agreement: In the second paragraph, delete the second sentence in its entirety and replace with the following: "You agree to either enforce the terms of an end user license agreement between you and an end user or you have the option to assign the right to enforce such agreement to Oracle or its designee."

     4. Trial Programs Included With Demonstration and Development License
        Orders: In the second, third, and fourth sentences replace "30" with "90" (3 replacements).

     5. Term and End of Agreement:

         Delete the first sentence of this section and replace with the following: "This agreement shall begin on the date specified in Oracle's acceptance confirmation and continue in effect for three (3) years thereafter; provided, however, that Oracle may terminate this agreement, after the first year, for any reason at any time upon 30 days written notice to you."

         Delete at the beginning of the third sentence of this section, the words, "Each year", and replace with the following, "At the end of the three (3) year term,".

     6. Fees and Taxes:

            o Insert the following after the sixth sentence in the first paragraph of this section: "Notwithstanding the foregoing, you shall have the right to distribute the Oracle Program, iPayment, at a fee equal to 25% of the applicable list license fee based on the Oracle global price list in effect at the time you issue a quote. "

            o Add the following to the end of the first sentence of the second paragraph in this section: "Notwithstanding the requirements related to fees for technical support provided for perpetual licenses set forth above, you agree to pay the applicable Oracle group company a technical support fee equal to 13% of cumulative net license fees for programs other than the Collaboration products for every year your existing end users who are currently obtaining support from you for the application package as of the Effective Date of the Agreement obtain technical support from you for the application package."

     7. Other:

            o Delete the first paragraph in this section and replace with the following: "This agreement is governed by the substantive and procedural laws of Pennsylvania."

            o  Delete the second sentence of the fourth paragraph in this section in its entirety and replace with the following: "Upon 45 days written notice, Oracle may audit your use and distribution of the programs and your activities under this agreement, not more than once annually. Any such audit shall be conducted during regular business hours at your offices and shall not unreasonably interfere with your business activities."


Other than the modifications above, the terms and conditions of the Agreement remain unchanged and in full force and effect.

The Effective Date of this Amendment One is August 1, 2003.

SCT CORPORATION                                  ORACLE CORPORATION

By: /s/ Roy Zatcoff                         By:    /s/ Barbara D. Koenig
       -------------------------------             ----------------------------
Name:  Roy Zatcoff                          Name:  Barbara D. Koenig
Title: Executive VP                         Title: Sr. Contracts Manager